EXHIBIT 99.1

                 [DEARBORN CAPITAL MANAGEMENT, LLC LETTERHEAD]


November 1, 2005


Dear Selling Agents and Investors:

I would like to further update you on the progress of our transfer of assets from Refco, LLC (Refco) to Man Financial Inc. We have now completed the transfer of Grant Park positions and cash assets held at Refco over to Man Financial Inc.

Dearborn Capital Management, LLC, the General Partner of the Grant Park Futures Fund, would again like to emphasize that throughout this process, Grant Park's trading advisors continued to operate their trading systems without interruption. The portion of Grant Park's assets held by Refco as one of its clearing agents was at all times liquid and remained held by Refco's regulated entities. The incident itself has had no impact on Grant Park's ability to meet subscription and redemption requests.

Additionally, I would also like to remind you that the General Partner leaves the minimum amount of funds necessary to maintain Grant Park's positions and to meet its margin requirements in accounts at its two clearing firms, UBS Financial Services Inc. and Man Financial Inc. The balance of the Fund's assets is swept daily and is kept in safekeeping accounts at either Northern Trust Bank or Harris Bank in Grant Park's name.

Should you have any further questions regarding this information, please feel free to contact me at (312) 756-4451.

Respectfully,

/s/ David Kavanagh

David Kavanagh
President